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Exhibit 3.26

AMENDED AND RESTATED
AGREEMENT
OF
LIMITED PARTNERSHIP
OF
INFINITY INFUSION CARE, LTD.

        THE LIMITED PARTNERSHIP INTERESTS REPRESENTED BY THIS DOCUMENT HAVE NOT BEEN REGISTERED UNDER ANY SECURITIES LAWS AND THE TRANSFERABILITY OF SUCH LIMITED PARTNERSHIP INTERESTS IS RESTRICTED. SUCH LIMITED PARTNERSHIP INTERESTS MAY NOT BE SOLD, ASSIGNED, OR TRANSFERRED, NOR WILL ANY ASSIGNEE, VENDEE, TRANSFEREE, OR ENDORSEE THEREOF BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH LIMITED PARTNERSHIP INTERESTS BY THE ISSUER FOR ANY PURPOSES, UNLESS (1) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO SUCH LIMITED PARTNERSHIP INTERESTS SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES LAWS, OR (2) THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION SHALL BE ESTABLISHED TO THE SATISFACTION OF COUNSEL TO THE PARTNERSHIP.

        THE LIMITED PARTNERSHIP INTERESTS REPRESENTED BY THIS DOCUMENT ARE SUBJECT TO FURTHER RESTRICTIONS AS TO THEIR SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT AS SET FORTH IN THIS DOCUMENT AND AGREED TO BY EACH PARTNER. SAID RESTRICTIONS PROVIDE, AMONG OTHER THINGS, THAT NO LIMITED PARTNERSHIP INTEREST MAY BE TRANSFERRED WITHOUT THE CONSENT OF THE GENERAL PARTNER.

TABLE OF CONTENTS

ARTICLE 1
THE PARTNERSHIP		1
1.1	Formation of Limited Partnership	1
1.2	Name	1
1.3	Filings	1
1.4	Purposes	2
1.5	Office and Place of Business	2
1.6	Term	2
ARTICLE 2
DEFINITIONS		2
2.1	"Agreement"	2
2.2	"Certificate"	2
2.3	"Conversion Agreement"	2
2.4	"General Partner"	2
2.5	"Limited Partner"	3
2.6	"Limited Partnership Act"	3
2.7	"Majority Interest"	3
2.8	"Partner" or "Partners"	3
2.9	"Partnership"	3
2.10	"Partnership Interests"	3
2.11	"Partnership Property"	3
2.12	"Person"	3
2.13	"Transfer"	3
2.14	"Two-Thirds Majority Interest"	3
ARTICLE 3
CAPITAL CONTRIBUTIONS AND PARTNERSHIP INTERESTS		3
3.1	Initial Capital Contributions	3
3.2	Partnership Interests	3
3.3	Additional Capital Contributions	3
3.4	Capital Accounts	4
3.5	Return of Contributions	4
ARTICLE 4
INCOME, LOSSES, DISTRIBUTIONS AND FISCAL MATTERS		4
4.1	Determination of Profits and Losses	4
4.2	Allocation of Income, Gains, Credits, Losses and Deductions	4
4.3	Cash Distributions	4
4.4	Accounting	4
4.5	Amounts Withheld	4
4.6	Fiscal Year	4
4.7	Reports	4
4.8	Records	4
4.9	Bank Accounts and Cash Management	4
ARTICLE 5
MANAGEMENT		5
5.1	Authority of the General Partner	5
5.2	Restrictions on Authority of the General Partner	6

i

5.3	Right to Rely on the General Partner	6
5.4	Indemnification of General Partner	6
5.5	Nominees	6
5.6	Compensation of the Partners	6
5.7	Operating Provisions	7
ARTICLE 6
LIMITED PARTNER		7
6.1	General	7
6.2	Limitation of Liability	7
6.3	Representations of the Limited Partners	7
ARTICLE 7
TRANSFERS OF LIMITED PARTNERSHIP INTERESTS		8
7.1	Restriction Against Transfers	8
ARTICLE 8
GENERAL PARTNER		8
8.1	Covenants	8
8.2	Termination of Status as General Partner	8
ARTICLE 9
TRANSFERS OF GENERAL PARTNERSHIP INTERESTS		9
9.1	Restriction Against Transfers	9
ARTICLE 10
PARTNER ACTION		9
10.1	Action By Unanimous Consent	9
ARTICLE 11
DISSOLUTION AND WINDING UP		9
11.1	Liquidating Events	9
11.2	Final Accounting	10
11.3	Winding Up	10
11.4	Final Capital Account Balances	10
11.5	Rights of Partners	10
11.6	Notice of Dissolution	10
ARTICLE 12
MISCELLANEOUS		11
12.1	Notices	11
12.2	Indemnification of the General Partner	11
12.3	Limitation of Liability	11
12.4	Binding Effect	11
12.5	Headings	11
12.6	Severability	11
12.7	Further Action	12
12.8	Variation of Pronouns	12
12.9	Governing Law	12
12.10	Counterpart Execution	12
12.11	Sole and Absolute Discretion	12
12.12	Certificates	12

ii

AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP
OF
INFINITY INFUSION CARE, LTD.

        This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF INFINITY INFUSION CARE, LTD. is effective as of June 28, 2003, made between Infinity Infusion, LLC, a Delaware limited liability company ("LLC") as limited partner, and Infinity Infusion II, LLC, a Delaware limited liability company ("II LLC") as general partner (collectively LLC and II LLC referred to herein as the parties or Partners).

        WHEREAS, the original Agreement of Limited Partnership of Infinity Infusion Care, Ltd., a Texas limited partnership ("Original Limited Partnership Agreement") was entered into as of the 31st day of December, 2001, by and among Azar I. Delpassand, Dr. Ebrahim Delpassand, Tara Imani, Maryam Panahi and Yassamin Norouzian as limited partners (collectively the "Original Limited Partners") and IIC GP, LLC, a Texas limited liability company, as general partner (the "Original General Partner") (collectively the Original Limited Partners and the Original General Partners will be referred to in this Agreement as the "Original Partners");

        WHEREAS, pursuant to the terms of a Purchase Agreement dated as of June 10, 2003, the Original Limited Partners sold their 99% cumulative limited partnership interests to LLC, and the Original General Partner sold its 1% general partnership interest to II LLC, and those partnership interests were transferred to the new Partners on June 28, 2002;

        WHEREAS, LLC, as the substituted limited partner, and II LLC, as the substituted general partner, desire to amend and restate the terms of the Original Limited Partnership Agreement so as to (1) reflect the withdrawal of the Original Partners, (2) the admission of the new Partners into the Partnership, and (3) the transfer of the partnership interests to the new Partners.

        NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

THE PARTNERSHIP

        1.1    Formation of Limited Partnership.    The Original Partners entered into and formed pursuant to the provisions of the Limited Partnership Act a limited partnership (hereinafter referred to as the "Partnership") for the purpose and scope set forth hereinbelow. Except as provided to the contrary in this Agreement, the rights, duties, status, and liabilities of the Partners, and the formation, administration, dissolution, and continuation or termination of the Partnership, shall be as provided in the Limited Partnership Act.

        1.2    Name.    The name of the Partnership shall be "INFINITY INFUSION CARE, LTD.", and the business of the Partnership shall be conducted under such name or under any other name or names as the General Partner may from time to time determine to be necessary, appropriate, or advisable in furtherance of the purposes of the Partnership.

        1.3    Filings.

          (a)   The General Partner shall cause the Certificate to be filed in the office of the Secretary of State of Texas in accordance with the provisions of the Limited Partnership Act. The General Partner shall take any and all other actions reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of the State of Texas. The General

  Partner shall cause amendments to the Certificate to be filed whenever required by the Limited Partnership Act.

          (b)   The General Partner shall execute and cause to be filed original or amended Certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership or similar type of entity under the laws of any states or jurisdictions in which the Partnership engages in business.

          (c)   Upon the dissolution of the Partnership, the General Partner (or, in the event there is no remaining General Partner, any Person selected by the Limited Partners in accordance with Section 11.1 of this Agreement) shall promptly execute and cause to be filed certificates of dissolution in accordance with the Limited Partnership Act and the laws of any other states or jurisdictions in which the Partnership has filed certificates.

        1.4    Purposes.    The purposes of the Partnership shall be (i) to conduct the pharmacy business, the home health care business and all activities related thereto, subject to the receipt of all requisite approvals from all appropriate governmental authorities; and (ii) to engage in any other businesses and activities agreed to by consent of a Majority Interest and permitted under the Limited Partnership Act and any other applicable laws.

        1.5    Office and Place of Business.    The principal office of the Partnership shall be at 150 Motor Parkway, Hauppauge, New York 11788. The principal place of business of the Partnership in Texas shall be at 9701 Richmond Avenue, Suite 222, Houston, Texas 77042. The Partnership's principal office shall be at such office and/or at such other locations as the General Partner determines advisable. The Partnership may, by giving notice thereof to the Limited Partner, move its principal office or principal place of business to such other location as the General Partner may from time to time determine to be necessary, appropriate, or advisable.

        1.6    Term.    The Partnership shall commence on the later of the date the Original Partners executed the Original Limited Partnership Agreement or the date the Certificate was filed with the Secretary of State of the State of Texas, and shall continue until dissolved as herein provided.

ARTICLE 2

DEFINITIONS

        As used in this Agreement, the following terms shall have the respective meanings indicated:

        2.1   "Agreement" means this Amended and Restated Agreement of Limited Partnership of INFINITY INFUSION CARE, LTD.

        2.2   "Certificate" means the Certificate of Limited Partnership for this Partnership in the form and substance required by the Limited Partnership Act or any other certificate of this Partnership filed subsequent thereto which complies with Sections 2.01 and 2.02 of the Limited Partnership Act.

        2.3   "Conversion Agreement" means that certain Plan of Conversion among the Original Partners and INFINITY INFUSION CARE, INC., a Texas corporation, pursuant to which INFINITY INFUSION CARE, INC. was converted into the Partnership and the Original Partners exchanged their shares in INFINITY INFUSION CARE, INC. for Partnership Interests.

        2.4   "General Partner" means the one or more Persons who are general partners of the Partnership, initially, IIC GP, LLC, and each other Person (if any) that subsequently becomes an additional or substituted General Partner in accordance herewith, but excluding any such Person that subsequently ceases to be a General Partner pursuant to the provisions of this Agreement. If two Persons are serving in the capacity of General Partner, any actions by the General Partner shall require the unanimous agreement of such Persons. If more than two Persons are serving in the capacity of

General Partner, actions by the General Partner shall require the agreement of a majority of such Persons.

        2.5   "Limited Partner" means each person that is designated on the signature page hereto, and that has executed this Agreement, as a Limited Partner, together with each Person (if any) that subsequently becomes an additional or substituted Limited Partner in accordance with this Agreement, but excluding any such Person that subsequently ceases to be a Limited Partner pursuant to the provisions of this Agreement.

        2.6   "Limited Partnership Act" means the Texas Revised Limited Partnership Act, 6132a-1 of the Texas Revised Civil Statutes Annotated, as amended from time to time.

        2.7   "Majority Interest" means Partner(s) who hold more than 50% of the partnership interests in the Partnership.

        2.8   "Partner" or "Partners" means the General Partner and each Limited Partner.

        2.9   "Partnership" has the meaning attributed to it in Section 1.1.

        2.10 "Partnership Interests" has the meaning attributed to it in Section 3.2.

        2.11 "Partnership Property" shall mean all of the property contributed to the capital of the Partnership by the Partners and any other property purchased or otherwise acquired by the Partnership or contributed by the Partners subsequent to the execution of this Agreement.

        2.12 "Person" means an individual, partnership, corporation, trust, unincorporated association, or other entity or association.

        2.13 "Transfer" means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, or otherwise dispose of.

        2.14 "Two-Thirds Majority Interest" means Partner(s) who hold at least two-thirds of the partnership interests in the Partnership.

ARTICLE 3

CAPITAL CONTRIBUTIONS AND PARTNERSHIP INTERESTS

        3.1    Initial Capital Contributions.    The initial capital of this Partnership shall be the rights the Partnership had under the Conversion Agreement, and the Original Partners agreement to participate in such Conversion Agreement. Pursuant to the Conversion Agreement, the Original Partners exchanged their shares of common stock in INFINITY INFUSION CARE, INC. for their Partnership Interests.

        3.2    Partnership Interests.    The Partnership interests ("Partnership Interests") of the Partners shall be as follows:

Infinity Infusion II, LLC	1.00% general partner
Infinity Infusion, LLC	99.00% limited partner

        3.3    Additional Capital Contributions.    The Partners shall not be obligated to make additional capital contributions to the Partnership unless all of the Partners agree to the additional contributions and the terms and conditions thereof. Any additional capital contributions shall be made by the Partners pro rata to their Partnership Interests.

        3.4    Capital Accounts.    A capital account shall be maintained for each Partner. It shall be credited with the respective Partner's capital contributions and share of net profits and debited with such Partner's distributions and share of losses.

        3.5    Return of Contributions.    No Partner shall be entitled to the return of its capital contributions or any other contribution to the Partnership nor entitled to be paid any interest, salary or drawing in respect of either its capital account or any capital contribution made by it to the Partnership. No unrepaid capital contribution shall be deemed or considered to be a liability of the Partnership or of any Partner. No Partner shall be required to contribute or loan any cash or property of the Partnership to enable the Partnership to return any Partner's contributions to the Partnership or to balance capital accounts.

ARTICLE 4

INCOME, LOSSES, DISTRIBUTIONS
AND FISCAL MATTERS

        4.1    Determination of Profits and Losses.    The net profits or net losses of the Partnership shall be determined in accordance with the method of accounting as provided for in Section 4.4 below.

        4.2    Allocation of Income, Gains, Credits, Losses and Deductions.    Partnership profits, gains, income, credits, losses and deductions shall be allocated among the Partners for federal income tax and for accounting purposes in accordance with their Partnership Interests.

        4.3    Cash Distributions.    Net cash of the Partnership, if any, whether from operations or from the proceeds of capital transactions, shall from time to time, but not less often than once annually, be distributed to the Partners in the ratio of their Partnership Interests; provided, however, the Partnership may, as determined by the General Partner in its sole discretion, retain cash for cash reserves to insure the availability of funds for conducting operations of the Partnership and for paying any and all appropriate expenses and obligations of the Partnership.

        4.4    Accounting.    The Partnership accounts shall readily disclose all items which the Partners are required to take into account separately for federal income tax purposes.

        4.5    Amounts Withheld.    All amounts withheld pursuant to the Internal Revenue Code of 1986, as amended, or any provision of any state or local tax law with respect to any payment, distribution, or allocation to the Partnership, the General Partner, or the Limited Partner shall be treated as amounts distributed to the Partners pursuant to this Section 4.5 for all purposes under this Agreement. The General Partner is authorized to withhold from distributions, or with respect to allocations, to the Partners and to pay over to any federal, state, or local government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, or local law.

        4.6    Fiscal Year.    The fiscal year of the Partnership shall be the calendar year.

        4.7    Reports.    The Partnership shall have a balance sheet and income statement prepared as of the end of and for each fiscal year, copies of which shall be furnished to all Partners. The Partnership shall have federal income tax returns timely prepared, and each Partner shall receive a copy of such returns.

        4.8    Records.    The Partnership's books and other records shall be kept at 150 Motor Parkway, Hauppauge, New York 11788 and the Partners, at their own expense, shall at reasonable times during regular business hours have access to such books for the purpose of inspecting and copying same.

        4.9    Bank Accounts and Cash Management.    The Partnership shall maintain bank accounts in its name in one or more banks or establish cash management agreements, as reasonable and appropriate to conduct its business.

ARTICLE 5

MANAGEMENT

        5.1    Authority of the General Partner.    The General Partner shall have the sole and exclusive right to manage the business of the Partnership and, except to the extent otherwise provided herein and subject to the approval of the Limited Partner to the extent required by this Agreement, shall have all of the rights and powers which may be possessed by general partners under the Limited Partnership Act including, without limitation, the right and power to:

          (a)   acquire by purchase, lease, or otherwise any real or personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership;

          (b)   operate, maintain, finance, improve, construct, own, grant options with respect to, sell, convey, assign, mortgage, and lease any real estate and any personal property necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership;

          (c)   execute any and all agreements, contracts, documents, certificates, and instruments necessary or convenient in connection with the management, maintenance, and operation of the Partnership Property, or in connection with managing the affairs of the Partnership, including executing amendments to this Agreement and the Certificate in accordance with the terms of this Agreement, pursuant to any power of attorney granted by the Limited Partners to the General Partner;

          (d)   execute any and all agreement, contracts, documents, certificates and instruments obligating the Partnership to guarantee the repayment of all present and future indebtedness of the General Partner to third parties, including, but not limited to, any funds borrowed by the General Partner for the lines of credit, construction loans, general commercial purposes or otherwise;

          (e)   borrow money and issue evidence of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership, and secure the same by mortgage, pledge, or other lien on any Partnership Property;

          (f)    execute, in furtherance of any or all of the purposes of the Partnership, any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, or other instrument purporting to convey or encumber any or all of the Partnership Property;

          (g)   prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the Partnership Property and in connection therewith execute any extensions or renewals of encumbrances on any or all of the Partnership Property;

          (h)   care for and distribute funds to the Partners by way of cash, income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Partnership or this Agreement;

          (i)    contract on behalf of the Partnership for employment and services of employees and/or independent contractors, such as lawyers, accountants, and investment advisors, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Partnership;

          (j)    engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to Partnership Property and General Partner liability) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Partnership, as may be lawfully carried on or performed by a partnership under the laws of each state in which the Partnership is then formed or qualified;

          (k)   take, or refrain from taking, all actions, not expressly proscribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Partnership; and

          (l)    institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on behalf of, or against, the Partnership or the Partners in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith.

        5.2    Restrictions on Authority of the General Partner.    Without the consent of a Majority Interest, the General Partner shall not have the authority to, and covenants and agrees that it shall not:

          (a)   knowingly do any act in contravention of this Agreement;

          (b)   knowingly do any act which would make it impossible to carry on the business of the Partnership, except as otherwise provided in this Agreement;

          (c)   knowingly perform any act that would subject the Limited Partner to liability as a general partner in any jurisdiction.

          (d)   make, execute or deliver any general assignment for the benefit of creditors, or any bond, guaranty, indemnity bond or surety bond;

          (e)   conduct any business of the Partnership other than that contemplated by this Agreement; or

          (f)    amend or otherwise change this Agreement so as to modify the rights or obligations of the Partners set forth herein.

        5.3    Right to Rely on the General Partner.    Any Person dealing with the Partnership may rely (without duty of further inquiry) upon a certificate signed by the General Partner as to: (i) the identity of the General Partner or the Limited Partner; (ii) the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the General Partner or which are in any other manner germane to the affairs of the Partnership, or (iv) any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.

        5.4    Indemnification of General Partner.    The Partnership shall promptly indemnify the General Partner in respect of payments reasonably made and liabilities reasonably incurred by the General Partner on behalf of the Partnership in the ordinary conduct of the Partnership business or for the preservation of its business or property.

        5.5    Nominees.    All Partners recognize that from time to time there are practical difficulties in doing business as a limited partnership, occasioned by outsiders seeking to satisfy themselves relative to the capacity of the General Partner to act for and on behalf of the Partnership, or for other reasons. Therefore, the Limited Partner hereby specifically authorizes the General Partner to acquire real and personal property, arrange financing, enter into contracts, and complete any other arrangements needed to effectuate the purpose of the Partnership, either in its own name or in the name of a nominee, without having to disclose the existence of this Partnership. If the General Partner decides to transact any portion of the Partnership's business in its own name or in the name of a nominee, the General Partner shall place a written declaration of trust in the Partnership books and records that acknowledges the capacity in which it or the nominee acts and the name of the true or equitable owner, being the Partnership.

        5.6    Compensation of the Partners.    Except as may be agreed to by a Majority Interest, no Partner shall be entitled to any compensation other than its share of profits and cash flow of the Partnership.

        5.7    Operating Provisions.

          (a)    Signature of General Partner.    The signature of the General Partner shall be necessary and sufficient to convey title to any real property owned by the Partnership or to execute any promissory notes, trust deeds, mortgages, or other instruments of hypothecation, and all of the Partners agree that a copy of this Agreement may be shown to the appropriate parties in order to confirm the same, and further agree that the signature of the General Partner shall be sufficient to execute any "statement of partnership" or other documents necessary to effectuate this or any other provision of this Agreement. All of the Partners do hereby appoint the General Partner as their attorney-in-fact for the execution of any or all of the documents described herein.

          (b)    Appointment of Officers.    The General Partner is authorized to appoint officers for the Partnership with such titles and authority to act on behalf of the Partnership as the General Partner may determine; provided, however, that no individual limited partner shall ever be appointed and shall ever serve as an officer of the Partnership.

          (c)    Title of Property.    All real and personal property owned by the Partnership shall be owned by the Partnership as an entity and no Partner shall have any ownership interest in such property in its individual name or right, and each Partner's interest in the Partnership shall be personal property for all purposes. Except as otherwise provided in this Agreement, the Partnership shall hold all of its real and personal property in the name of the Partnership and not in the name of any Partner.

ARTICLE 6

LIMITED PARTNER

        6.1    General.    The Limited Partner shall have all the rights, and be afforded the status, of a limited partner as set forth in the Limited Partnership Act. The Limited Partner shall not have any right or power to take part in the management or control of the Partnership or its business or affairs, transact any business for the Partnership, or sign for or bind the Partnership in any way.

        6.2    Limitation of Liability.    The liability of the Limited Partner shall be limited to the amount which it has contributed and agreed to contribute to the Partnership.

        6.3    Representations of the Limited Partner.    The Limited Partner hereby represents and warrants to the Partnership and the General Partner that the Limited Partner's acquisition of its Limited Partnership Interest hereunder is made as principal for its own account and not for resale or distribution of such Limited Partnership Interest. The Limited Partner further hereby agrees that the following legend may be placed upon any counterpart of this Agreement, the Certificate, or any other document or instrument evidencing ownership of a Limited Partnership Interest:

          (a)   The Limited Partnership Interests represented by this document have not been registered under any securities laws and the transferability of such Limited Partnership Interest is restricted. Such Limited Partnership Interests may not be sold, assigned, or transferred, nor will any assignee, vendee, transferee, or endorsee thereof be recognized as having acquired any such Limited Partnership Interests by the issuer for any purposes, unless (1) a registration statement under the Securities Act of 1933, as amended, with respect to such Limited Partnership Interests shall then be in effect and such transfer has been qualified under all applicable state securities laws, or (2) the availability of an exemption from such registration and qualification shall be established to the satisfaction of counsel to the Partnership.

          (b)   The Limited Partnership Interests represented by this document are subject to further restriction as to their sale, transfer, hypothecation, or assignment as set forth in this Agreement and agreed to by each Partner. Said restriction provides, among other things, that no Limited Partnership Interest may be transferred without the consent of the General Partner.

ARTICLE 7

TRANSFERS OF LIMITED PARTNERSHIP INTERESTS

        7.1    Restriction Against Transfers.    A Partner shall not Transfer all or any portion of a Limited Partnership Interest without the consent of the General Partner. Upon the Transfer of a Limited Partnership Interest with the consent of the General Partner, the transferee shall be admitted to the Partnership as a substituted Limited Partner and shall have all the rights and privileges of, and shall be subject to all of the obligations and covenants of, a Limited Partner under this Agreement. An attempted Transfer without the consent of the General Partner in violation of this Section 7.1, shall be null and void and of no effect whatsoever; provided, however, that if the Partnership is required to recognize a Transfer made in violation of this Section 7.1, the Interest transferred shall be strictly limited to the transferor's rights to allocations and distributions as provided in this Agreement with respect to the transferred Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Partnership) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Interest may have to the Partnership. Such transferee shall have no right or authority (i) to participate in any decisions required or permitted to be made by a Limited Partner, (ii) to inspect the Partnership's books, or (iii) to exercise any rights or powers of a Limited Partner or to otherwise be treated as a Limited Partner.

ARTICLE 8

GENERAL PARTNER

        8.1    Covenants.    The General Partner hereby covenants and agrees to continue to carry out the duties of a General Partner hereunder until (i) the General Partner is removed in accordance with the terms of this Agreement, (ii) a new General Partner is substituted for that General Partner under the terms of this Agreement, or (iii) until the Partnership is dissolved and liquidated pursuant to Article 11 of this Agreement.

        8.2    Termination of Status as General Partner.

          (a)   The General Partner shall cease to be the General Partner upon the first to occur of (i) any event that causes the General Partner to cease to be a General Partner under section 4.02 of the Limited Partnership Act, including the Bankruptcy of such Partner, (ii) the Transfer of such Partner's General Partnership Interest, or (iii) a vote of a Two-Thirds Majority Interest to remove the General Partner.

          (b)   If the General Partner ceases to be a Partner for any reason hereunder, such Person shall continue to be liable as a Partner for all debts and obligations of the Partnership existing at the time such Person ceases to be a General Partner, regardless of whether, at such time, such debts or liabilities were known or unknown, actual or contingent. A Person shall not be liable as a General Partner for Partnership debts and obligations arising after such Person ceases to be a General Partner. Any debts, obligations, or liabilities in damages to the Partnership of any Person who ceases to be a General Partner shall be collectible by any legal means and the Partnership is authorized, in addition to any other remedies at law or in equity, to apply any amounts otherwise distributable or payable by the Partnership to such Person to satisfy such debts, obligations, or liabilities.

          (c)   If at the time a Person ceases to be a General Partner such Person is also a Limited Partner, such cessation shall not affect such Person's rights and obligations with respect to such Person's Limited Partnership Interest.

ARTICLE 9

TRANSFERS OF GENERAL PARTNERSHIP INTERESTS

        9.1    Restriction Against Transfers.    A Partner shall not Transfer all or any portion of a General Partnership Interest without a unanimous consent of all the Partners. A transfer in violation of this Section 9.1 shall be null and void and of no effect whatsoever; provided, however, that if the Partnership is required to recognize a Transfer made in violation of this Section 9.1, the Interest transferred shall be strictly limited to the transferor's rights to allocations and distributions as provided in this Agreement with respect to the transferred Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Partnership) to satisfy debts, obligations, or liabilities for damages that the transferor or transferee of such Interest may have to the Partnership. Such transferee shall have no right or authority (i) to act or bind the Partnership, (ii) to participate in any decisions required or permitted to be made by a General Partner, (iii) to inspect the Partnership's books, or (iv) to exercise any rights or powers of a General Partner or to otherwise be treated as a General Partner.

ARTICLE 10

PARTNER ACTION

        10.1    Action By Unanimous Consent.    The Partnership may take any action contemplated under this Agreement if approved by the unanimous consent of the Partners acting without a meeting, such consent to be provided in writing, or by telephone or facsimile, if such telephone conversation or facsimile is followed by a hard copy of the telephone conversation or facsimiled communication sent by registered or certified mail, postage and charges prepaid, addressed as described in Section 12.1, or to such other address as such Person may from time to time specify by notice to the Partners.

ARTICLE 11

DISSOLUTION AND WINDING UP

        11.1    Liquidating Events.    The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following events (referred to in this Agreement as "Liquidating Events"):

          (a)   The unanimous vote of the Partners to dissolve, wind up, and liquidate the Partnership;

          (b)   The happening of any other event that makes it unlawful, impossible, or impractical to carry on the business of the Partnership;

          (c)   The occurrence of any other act or event that causes a dissolution of the Partnership under the Limited Partnership Act; or

          (d)   The removal of the General Partner pursuant to Section 8.2 (a)(iv) unless a Two-Thirds Majority Interest appoints another General Partner.

The Partners hereby agree that, notwithstanding any provision of the Limited Partnership Act, the Partnership shall not dissolve prior to the occurrence of a Liquidating Event. Upon the occurrence of any event set forth in Section 11.1 (c), the Partnership shall not be dissolved or required to be wound up if at the time of such event there is at least one remaining General Partner and that General Partner carries on the business of the Partnership (any such remaining General Partner being hereby authorized to carry on the business of the Partnership), or within 90 days after such event a Two-Thirds Majority Interest agrees in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of one or more additional General Partners.

        11.2    Final Accounting.    Upon dissolution, an accounting shall be made of the accounts of the Partnership, the amount of each Partner thereof, and of the Partnership's assets, liabilities and operations from the date of the last previous accounting to the date of such dissolution.

        11.3    Winding Up.    Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners, and no Partner shall take any action that is inconsistent with, or not necessary to appropriate for, the winding up of the Partnership's business and affairs, provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Partners until such time as the Partnership Property has been distributed pursuant to this Section 11.3 and the Partnership has terminated. The General Partner (or, in the event there is no remaining General Partner, any Person selected by the Limited Partner) shall be responsible for overseeing the winding up and termination of the Partnership, and shall take full account of the Partnership's liabilities and Property. The Partnership Property, or, in the event that the General Partner (or the Person selected by the Limited Partner in the event that there is no remaining General Partner) determines that it is necessary or appropriate to liquidate all or any portion of the Partnership Property, the proceeds from any such liquidation, to the extent sufficient therefore, shall be applied and distributed in the following order:

          (a)   First, to the payment and discharge of all of the Partnership's debts and liabilities to creditors other than the Partners;

          (b)   Second, to the payment and discharge of all of the Partnership's debts and liabilities to the Partners; and

          (c)   The balance, if any, to the Partners in accordance with their Partnership Interests.

No General Partner shall receive any additional compensation for any services performed pursuant to this Article 11.

        11.4    Final Capital Account Balances.    Any gains from disposition and any stub-period operating income or loss shall be first closed to the Partners' capital accounts in order to reflect correct final balances prior to liquidating distributions. If a distribution of the Partnership property has been made on terms that produce a note or contract receivable to the Partnership, the dollar value attributable to each interest in such notice or contract receivable distributed pursuant to this Section 11.4 shall be, as to any distribution thereof, his pro rata portion of the face amount thereof, and the Partnership shall be obliged to make liquidating distributions in a fashion such that the Partners are each distributed a ratable share of cash items and a ratable share of receivable according to their respective total rights to liquidating distributions.

        11.5    Rights of Partners.    Expect as otherwise provided in this Agreement, each Partner shall look solely to the assets of the Partnership for the return of its capital contribution and shall have no right or power to demand or receive property other than cash from the Partnership, and no Partner shall have priority over any other Partner as to the return of its capital contributions, distributions, or allocations.

        11.6    Notice of Dissolution.    In the event a Liquidating Event occurs the General Partner shall, within 30 days thereafter, provide written notice thereof to each of the Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the General Partner) and shall publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the discretion of the General Partner).

ARTICLE 12

MISCELLANEOUS

        12.1    Notices.    Any and all notices, requests, consents or other communications permitted or required to be given under the terms of this Agreement shall be in writing and shall be deemed received (a) if given by facsimile when transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission, (b) if given by certified mail, return receipt requested, postage prepaid, three business days after being deposited in the United States mails, and (c) if given by Federal Express service or other means, when received or personally delivered. The mailing address and facsimile number of each of the parties is as follows or at such other addresses as may be provided to the other parties by notice given in accordance with the foregoing:

          (a)   If to the Partnership, to the address set forth in Section 1.5 hereof; and

          (b)   If to the Partner, to the addresses and to the facsimile listed under such Partner's name on Schedule A hereto.

        Any Person may from time to time specify a different address or facsimile number by notice given in the manner provided in this Section 12.1

        12.2    Indemnification of the General Partner.    The General Partner shall be indemnified and held harmless by the Partnership, to the extent that the Partnership assets are sufficient therefor, from and against any and all claims, demands, liabilities, costs damages, and causes of action arising out of the General Partner's management of the Partnership affairs, except where the claim at issue is based upon gross negligence, bad faith, willful breach of any material provision of this Agreement, or willful misconduct of the General Partner. The indemnification rights herein contained shall be cumulative of, and in addition to, any and all rights, remedies, and resources to which the General Partner shall be entitled. The indemnification authorized by this Section 12.2 shall include the payment of reasonable attorneys' fees and other expenses incurred in settling or defending any claims, threatened action, or finally adjudicated legal proceedings. In addition, the indemnification authorized by this Section 12.2 shall be subject to all procedural and other provisions as may now or hereafter be provided by applicable law.

        12.3    Limitation on Liability.    The General Partner shall not be liable to the Partnership or any Partner for any claim, demand, liability, cost, damage, or cause of action arising out of the General Partner's management of the Partnership's affairs, except where the claim at issue is based upon gross negligence, bad faith, willful breach of any material provision of this Agreement, or willful misconduct of the General Partner.

        12.4    Binding Effect.    Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective heirs, legal representatives, successors, transferees, and assigns.

        12.5    Headings.    Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

        12.6    Severability.    If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had ever comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provisions there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable and that shall not be more restrictive than the one severed herefrom.

        12.7    Further Action.    Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable or carry out the provisions of this Agreement.

        12.8    Variation of Pronouns.    All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

        12.9    Governing Law.    The laws of the State of Texas shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners.

        12.10    Counterpart Execution.    This Agreement may be executed in any number of counterparts with the same effect as if all of the Partners had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

        12.11    Sole and Absolute Discretion.    Except as otherwise provided in this Agreement, all actions which the General Partner may take and all determinations which the General Partner may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of the General Partner.

        12.12    Certificates.    The Partnership may, but shall not be required to, issue certificates to each Partner to evidence such Partner's Interest in the Partnership, and if such certificates are issued, the certificate number on the ones issued to each General Partner shall begin with "G" and the certificate number on the ones issued to each Limited Partner shall begin with "L".

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        EXECUTED to be effective as of the first date above written.

GENERAL PARTNER:
INFINITY INFUSION II, LLC.
By:	/s/ William C. Tella

Name:	William C. Tella

Title:	President

LIMITED PARTNER:
INFINITY INFUSION, LLC
By:	/s/ William C. Tella

Name:	William C. Tella

Title:	President

SCHEDULE A

Partner Name, Address, facsimile number and Taxpayer Identification Number	Capital Contribution	Sharing Ratio
General Partner:
Infinity Infusion II, LLC 150 Motor Parkway Hauppauge, NY 11788 Facsimile: (631) 233-8106 04-3673742	Consideration paid as per Purchase Agreement	1.0%
Limited Partner:
Infinity Infusion, LLC 150 Motor Parkway Hauppauge, NY 11788 Facsimile: (631) 233-8106 41-2043158	Consideration paid as per Purchase Agreement	99.00%

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AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF INFINITY INFUSION CARE, LTD.
TABLE OF CONTENTS
AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF INFINITY INFUSION CARE, LTD.
ARTICLE 1 THE PARTNERSHIP
ARTICLE 2 DEFINITIONS
ARTICLE 3 CAPITAL CONTRIBUTIONS AND PARTNERSHIP INTERESTS
ARTICLE 4 INCOME, LOSSES, DISTRIBUTIONS AND FISCAL MATTERS
ARTICLE 5 MANAGEMENT
ARTICLE 6 LIMITED PARTNER
ARTICLE 7 TRANSFERS OF LIMITED PARTNERSHIP INTERESTS
ARTICLE 8 GENERAL PARTNER
ARTICLE 9 TRANSFERS OF GENERAL PARTNERSHIP INTERESTS
ARTICLE 10 PARTNER ACTION
ARTICLE 11 DISSOLUTION AND WINDING UP
ARTICLE 12 MISCELLANEOUS
SCHEDULE A